UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 18, 2016

CDI Corp.
(Exact name of registrant as specified in its charter)

Commission file number: 001-05519

Pennsylvania (State of incorporation)	23-2394430 (I.R.S. Employer Identification Number)

1717 Arch Street, 35th Floor, Philadelphia, PA 19103-2768 (Address of principal executive offices, including zip code)

(215) 569-2200 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

2016 ANNUAL INCENTIVE COMPENSATION PROGRAM FOR EXECUTIVE OFFICERS

The 2016 cash incentive compensation program for the executive officers of CDI Corp. (“CDI” or the “Company”) will be based on the Company’s EBITDA (earnings before interest, taxes, depreciation and amortization) and return on invested capital (ROIC) in 2016. EBITDA will be calculated on a constant currency basis and will exclude equity and annual incentive compensation. ROIC will be based on EBITDA divided by invested capital, which consists of outstanding debt (net of cash) and equity.

The weighting in 2016 for the two financial measures will be 80% on EBITDA and 20% on ROIC. The incentive compensation for the CEO, CFO and Chief Administrative Officer (CAO) will be based on CDI’s consolidated EBITDA and ROIC. For D. Hugo Malan, who is President of the Company’s Talent and Technology Solutions (TTS) business, his incentive compensation will be based 60% on the financial results of the TTS business and 40% on CDI’s consolidated financial results.  Of the total amount of annual incentive compensation which is earned by executives based on the above-described financial measures, 10% will be subject to the achievement of individual objectives for each executive.

The target amount of incentive compensation for each executive is based on a percentage of the executive’s base salary - 100% of salary for the CEO, 70% of salary for the CFO and Mr. Malan, and 60% of salary for the CAO. Additional amounts can be earned for performance which exceeds the target level. However, no annual payout may exceed 200% of the target amount. Notwithstanding the EBITDA and ROIC in 2016, for retention purposes 25% of the target payout will be payable to each executive over two tranches (half in March 2017 and half in March 2018) subject to the executive remaining employed by CDI at those times and subject to any other provisions set forth in the executives’ employment agreements.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CDI Corp.
(Registrant)

/s/ Brian D. Short
Date: July 22, 2016	By:	Brian D. Short
Executive Vice President, Chief Administrative Officer and General Counsel